UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 14, 2006

Renal Care Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27640	62-1622383
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

2525 West End Avenue, Suite 600, Nashville, Tennessee (Address of Principal Executive Offices)		37203 (Zip Code)
(615) 345-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 14, 2006, Renal Care Group, Inc. entered into an Asset Purchase Agreement (the “Agreement”) with Fresenius Medical Care Holdings, Inc. (“Fresenius”) and National Renal Institutes, Inc., a wholly-owned subsidiary of DSI Holding Company, Inc. (“DSI”), under which Renal Care Group and Fresenius agreed to sell the assets of approximately 100 dialysis clinics to DSI for an aggregate purchase price of $457.5 million to be paid to Fresenius, on behalf of itself and Renal Care Group (the “DSI Transaction”). The Agreement is being entered into in connection with the United States Federal Trade Commission’s (“FTC”) review of the combination of Renal Care Group and Fresenius Medical Care AG & Co. KGaA (the “Fresenius Transaction”), which is targeted for completion on or before March 31, 2006, subject to meeting all closing conditions including final approval by the FTC. The DSI Transaction is expected to close shortly after the completion of the Fresenius Transaction.
     Consummation of the DSI Transaction is subject to customary conditions, including the absence of any order or injunction prohibiting the closing. In addition, each party’s obligation to consummate the merger is subject to certain other conditions, including (i) the accuracy of the representations and warranties of the other party, (ii) the approval of the relevant state authorities for the transfer of the clinics (specifically with respect to those dialysis clinics located in Rhode Island and Illinois), (iii) the closing of the Fresenius Transaction, and (iv) compliance of the other party with its covenants contained in the Agreement. The Agreement permits substitutions of clinics under certain circumstances and provides for adjustments in the purchase price on account of those substitutions.
     A copy of the press release dated February 15, 2006 announcing the execution of the Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated February 15, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAL CARE GROUP, INC.

By: /s/ David M. Dill

Name: David M. Dill
Title: Executive Vice President and Chief Financial Officer
Dated: February 17, 2006

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
99.1	Press Release, dated February 15, 2006